EXHIBIT 10.1

Filed by Orrstown Financial Services, Inc.
Commission File No.: 033-18888

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made by and among ORRSTOWN BANK, a Pennsylvania banking institution (the “Bank”), ORRSTOWN FINANCIAL SERVICES, INC., a Pennsylvania business corporation (the “Corporation”), and KENNETH R. SHOEMAKER, an adult individual (the “Executive”). The Bank and the Corporation are sometimes hereinafter referred to collectively as the “Employers.”

WHEREAS, the Bank is a subsidiary of the Corporation; and,

WHEREAS, the Executive currently is employed by the Employers as the President and Chief Executive Officer of the Bank and of the Corporation; and

WHEREAS, the Executive has announced his intention to retire as President and Chief Executive Officer of the Bank and of the Corporation, such retirement to be effective upon the conclusion of the annual meeting of shareholders of the Corporation to be held in 2009; and

WHEREAS, the Employers and the Executive desire to enter into this Agreement to provide for the continuing employment of Executive by the Employers following his retirement as President and Chief Executive Officer upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. EMPLOYMENT AND EMPLOYMENT TERM. The Corporation and Bank hereby shall employ the Executive and the Executive hereby accepts employment with the Corporation and the Bank under and pursuant to this Agreement for a term beginning upon the completion of the annual meeting of shareholders of the Corporation to be held in 2009 and ending on the third (3rd) annual anniversary thereof (the “Term”), unless sooner terminated as hereinafter provided.

2. POSITION, DUTIES, AND PLACE OF EMPLOYMENT. The Executive shall serve as the President Emeritus of the Corporation and the Bank, and as President of the Orrstown Bank Foundation (the “Foundation”). As President Emeritus of the Corporation and the Bank, Executive shall report to the Board of Directors of the Corporation and the Bank, and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of the Corporation and the Bank. As President of the Foundation, the Executive shall have the general powers and duties of supervision and management usually vested in the office of President, subject to such limitations thereon as may be imposed by the Foundation’s governing instruments, and shall coordinate the development efforts of the Foundation. The Executive’s primary office shall be located at such place as the Board of Directors shall determine.

3. ENGAGEMENT IN OTHER EMPLOYMENT. The Executive shall, during the Term of this Agreement, notify the Board of Directors of the Corporation and the Bank in writing and receive written approval from the Corporation and Bank before the Executive engages in any other business or commercial activities, duties or pursuits, including, but not limited to, directorships of other companies. Under no circumstance, during the term of this Agreement, may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation and the Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation and the Bank. Executive shall not be precluded, however, from engaging in voluntary or philanthropic endeavors or from engaging in activities incident or necessary to personal investments, so long as they are, in the Boards’ reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Bank and Corporation.

4. SALARY. During the term of this Agreement, the Bank shall pay to the Executive an annual salary at a rate of $100,000.00 per year (the “Salary”). The Bank shall pay the Salary to Executive in equal installments pursuant to the Bank’s standard payroll policies and Executive’s salary shall be subject to such withholding or deductions as may be mutually agreed between Employer and Executive or required by law. The Salary shall be pro rated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which he is so employed.

5. FRINGE BENEFITS, EXPENSES AND PERQUISITES.

(a) Employee Benefit Plans. The Executive shall be entitled to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan, medical/health insurance plan, disability insurance plan and other health and welfare benefits as made available by the Bank to its full time employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation.

(b) Business Expenses. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors of the Corporation and the Bank for its senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefore in accordance with Corporation and Bank policy.

(c) Membership Dues. During the term of this Agreement, the Bank shall reimburse to the Executive the “family” membership dues and member assessments to the Carlisle Country Club (the “Club”). Business expenses incurred by Executive at the Club shall be subject to reimbursement in accordance with the reimbursement policies adopted by the Bank for its senior executive officers.

6. BOARD OF DIRECTORS. The Corporation agrees to nominate Executive for election as a director on the Board of Directors of the Corporation in connection with each election of directors of the Corporation wherein his term of office otherwise would expire during the term of this Agreement. The Corporation agrees that the Executive shall be entitled to receive the annual retainer fee that all directors of the Corporation are entitled to receive for service as a director. The Executive will not receive any other Director Fees. In the event Executive’s employment under this Agreement would be terminated by the Employers for Cause (as hereinafter defined) or by Executive without Good Reason (as hereinafter defined), Executive agrees to resign, effective as of the date of termination and in writing, from the director position then held by him under this paragraph 6.

7. NON-DISCLOSURE/TRADE SECRET. During the Term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Corporation or Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of the Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Corporation or Bank, any confidential information obtained by the Executive while in the employ of the Corporation or Bank with respect to any of the Corporation’s or Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices, the disclosure of which could be or will be materially damaging to the Corporation or Bank, provided, however, that confidential information shall not include any information known generally to the public (other than a result of authorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation or Bank or any information that must be disclosed as required by law. This provision shall survive termination of the Executive’s employment under this Agreement and/or termination of this Agreement.

8. RESTRICTIVE COVENANT. The Executive covenants and agrees that while employed by the Corporation and the Bank and for a period of one (1) year after the termination of Executive’s employment, either voluntary or involuntary, the Executive shall not directly or indirectly, within the marketing area of the Corporation and the Bank (defined as the area within an eighty (80) mile radius of Shippensburg, Pennsylvania) enter into or engage generally in direct or indirect competition with the Corporation and the Bank or any subsidiary of the Corporation, either as an individual on his own or as a partner or joint venturer, or as a director, officer, shareholder, employee, agent, independent contractor, lessor or creditor of or for any person. The foregoing restriction shall not be construed to prohibit the ownership by Executive of not more than five (5%) percent of any class of securities of any corporation which is in competition with the Corporation or the Bank, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing. The existence of any claim or cause of action of the Executive against the Corporation or Bank, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or Bank of this covenant. The Executive agrees that the restrictions set forth in this Agreement do not unreasonably interfere with his ability to obtain employment in his chosen field. The Executive also agrees that any breach of the restrictions set forth in paragraphs 7, 8 and 9 will result in irreparable injury to the Corporation and/or Bank for which they shall have no adequate remedy at law and the Corporation or Bank, in addition to any other rights herein stated or as provided by law, shall be entitled to injunctive relief in order to enforce the provisions hereof. In the event that this paragraph shall be determined by any court of competent jurisdiction to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

9. NON-SOLICITATION. Executive covenants and agrees that while employed by the Corporation and the Bank and for a period of one (1) year after the termination of Executive’s employment, either voluntarily or involuntarily, Executive shall not, either directly or indirectly in any capacity whatsoever, (a) obtain, solicit, divert, appeal to, attempt to obtain, attempt to solicit, attempt to divert, or attempt to appeal to any customers, clients or referral sources of the Corporation and/or Bank to divert their business from the Corporation and/or Bank; (b) solicit any person who is employed by the Corporation and/or Bank to leave the employ of the Corporation and/or Bank. For purposes of this covenant, “customers, clients, and referral sources” shall include all persons who are or were customers, clients or referral sources of the Corporation and/or Bank at any time during the employment of Executive by the Corporation and the Bank. The non-solicitation covenant set forth in this paragraph 9 shall not be construed to prohibit a general advertising or marketing program directed toward the marketing area of the Employers by any subsequent employer of Executive.

10. NOTIFICATION OF A NON-DISCLOSURE/TRADE SECRET, RESTRICTIVE COVENANT AND NO-SOLICITATION PROVISIONS. During his employment and for a period of one (1) year following termination of his employment with the Corporation and the Bank, Executive agrees to inform any prospective employer of existence of the Non-Disclosure/Trade Secret, Restrictive Covenant and Non-Solicitation provisions of this Agreement.

11. TERMINATION AND PAYMENTS UPON TERMINATION.

(a) Death of Executive. The Executive’s employment hereunder shall terminate upon his death. Upon his death, the Corporation/Bank shall pay Executive’s then current Salary (minus applicable taxes and withholdings) prorated through the date of death, together with the amount of any unreimbursed business expenses as of the date of termination, and the Corporation and the Bank shall have no further obligation to the Executive under this Agreement;

(b) Executive Disability. If the Executive becomes disabled because of sickness, physical or mental disability, or any other reason, the Corporation or Bank shall have the option to terminate this Agreement by giving thirty (30) days written notice of termination to the Executive, provided, however, that Executive shall continue to be eligible for benefits under Employer’s long term disability insurance plan. Executive shall be deemed to have become “disabled” at such time as he qualifies (after expiration of any applicable waiting period) to receive benefits for partial or total disability under the Bank’s employee long term disability insurance plan. If Executive’s employment shall be terminated by reason of his disability, the Employer shall pay Executive his then current Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the amount of any unreimbursed business expenses as of the date of termination, and the Corporation and the Bank shall have no further obligation to the Executive under this Agreement.

(c) For Cause Termination. The Corporation or Bank may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Corporation or Bank shall have “Cause” to terminate the Executive’s employment hereunder upon (1) the repeated failure by the Executive to substantially perform his duties hereunder following written notice to Executive specifying the nature of his deficient performance and the failure by Executive to correct such deficiency within thirty (30) days of said notice, or (2) the engaging by the Executive in serious misconduct injurious to the Corporation or Bank, or (3) the violation by the Executive of the provisions of paragraphs 3, 7, 8 or 9 hereof after written notice from the Bank and a failure to cure such violation within thirty (30) days of said notice, or (4) the dishonesty or gross negligence of the Executive in the performance of his duties under this Agreement, or (5) the breach of Executive’s fiduciary duty to the Employers involving personal profit, or (6) the violation of any law, rule or regulation governing banks or bank officers or any final and unappealable cease and desist order issued by a bank regulatory authority, any of which, directly and materially harms the business of the Corporation or Bank, or (7) moral turpitude or other serious misconduct on the part of Executive which brings material public discredit to the Corporation or Bank. Any termination for Cause must be approved by: (i) the affirmative vote of a majority of the directors then in office of each of the Employers, prior to a change in control, or (ii) the affirmative vote of not less than eighty (80%) percent of the directors then in office of each of the Employers, following a change in control. If the Executive’s employment shall be terminated for Cause, the Employers shall pay the Executive his Salary (minus applicable taxes and withholdings) prorated through the date of termination, together with the amount of any unreimbursed business expenses as of the date of termination, and the Corporation and Bank shall have no further obligation to the Executive under this Agreement.

(d) Resignation by Executive. The Executive may terminate his employment hereunder upon ninety (90) days written notice. Upon Executive’s resignation, the Corporation/Bank shall pay Executive his Salary, (minus applicable taxes and withholdings) prorated through the date of resignation, together with the amount of any reimbursed business expenses as of the date of resignation, and the Corporation and the Bank shall have no further obligation to the Executive under this Agreement.

(e) Termination by Executive for Good Reason or by Employers Without Cause. The Executive may terminate his employment hereunder for Good Reason. The term “Good Reason” shall mean in each case without the Executive’s consent: (i) a diminution in the Executive’s Salary; (ii) a diminution in the Executive’s authority, duties, or responsibilities; (iii) an imposition of a requirement that the Executive report to an officer or employee of the Corporation or the Bank instead of reporting directly to the Board of Directors; (iv) a material diminution in the budget over which the Executive retains authority; (v) a material change in the geographic location at which the Executive must perform the services; or (vi) any other action or inaction that constitutes a material breach by the Corporation or the Bank of this Agreement, in all cases after notice from the Executive to the Corporation and Bank within ninety (90) days after the initial existence of any such condition that such condition constitutes Good Reason and the failure of the Corporation and the Bank to cure such situation within thirty (30) days after said notice.

If Executive shall terminate his employment for Good Reason, as defined herein, or if the Employers shall terminate Executive’s employment hereunder without Cause, as defined herein, the Bank shall pay the Executive his Salary (minus applicable taxes and withholdings) through the date the Term of this Agreement would have expired pursuant to paragraph 1 of this Agreement, together with the amount of any unreimbursed business expenses as of the date of termination, in a lump sum within thirty (30) days after the date of termination. Executive will be entitled to the continuation of life insurance, health and dental plans and other employee benefit plans made available to and on a cost sharing basis consistent with all employees of the Corporation and the Bank for such period. Notwithstanding anything in this Agreement to the contrary, in no event shall the Corporation or the Bank be obligated to commence payment or distribution to Executive of any amount that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code earlier than the earliest possible date under Section 409A that such amount could be paid without additional taxes or interest being imposed under Section 409A. The Corporation, the Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code Section 409A, to be paid or distributed in a lump sum payment at the earliest permissible date under Section 409A.

12. DAMAGES FOR BREACH OF CONTRACT. In the event of a breach of this Agreement by the Corporation, Bank or the Executive resulting in damages to another party to this Agreement, the damaged party may recover from the party breaching the Agreement only those damages as set forth herein.

13. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand-delivered or mailed by United States certificated mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Kenneth R. Shoemaker
7 Derbyshire Drive
Carlisle, PA 17013

If to the Bank:	Orrstown Bank
Chairman, Board of Directors
77 East King Street
Shippensburg, PA 17257

If to the Corporation:	Orrstown Financial Services, Inc.
Chairman, Board of Directors
77 East King Street
Shippensburg, PA 17257

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the Executive, the corporation and the Bank any of their successors or assigns, provided however, that the executive may not commute, anticipate, encumber, dispose or assign any payment. The Corporation and the Bank are jointly and severally liable for the obligations of the Employers hereunder.

15. SEVERABILITY. If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remaining full force and effect.

16. AMENDMENT. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing.

17. PAYMENT OF MONEY DUE DECEASED EXECUTIVE. In the event of Executive’s death, any moneys that may be due him from the employers under this Agreement as of the date of death shall be paid to the person designated by him in writing for this purpose, or in the absence of any such designation to: (i) his spouse if she survives him, (ii) his estate if his spouse does not survive him.

18. LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

19. ENTIRE AGREEMENT. This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Corporation and Bank, and this Agreement contains all the covenants and agreements between the parties with respect to such employment; provided, however, that this Agreement shall not affect Executive’s rights to receive any payments or benefits to which Executive may be or become entitled under any other existing or future agreement or arrangement of the Bank or the Corporation, or under any existing or future benefit plan or arrangement of the Bank or the Corporation in which the Executive is or becomes a participant, or under which Executive has or obtains rights, including any qualified or nonqualified deferred compensation or retirement plans or programs or any stock options or similar arrangements. Any such rights of Executive shall be determined in accordance with the terms and conditions of the applicable agreement, plan, or arrangement and applicable law.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be duly executed in their respective names and in the case of the Corporation and the Bank, by its authorized representatives, the day and year above mentioned.

ORRSTOWN FINANCIAL SERVICES, INC.

By:	/s/ Joel R. Zullinger
Joel R. Zullinger, Chairman

ORRSTOWN BANK

By:	/s/ Joel R. Zullinger
Joel R. Zullinger, Chairman

By:	/s/ Kenneth R. Shoemaker
Kenneth R. Shoemaker